Exhibit 99.1

SENSEONICS HOLDINGS, INC. REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

GERMANTOWN, MD, November 12, 2019 —Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and commercialization of the first and only long-term, implantable continuous glucose monitoring (CGM) system for people with diabetes, today reported financial results for the quarter ended September 30, 2019.

Recent Highlights & Accomplishments:

•                  Total net revenue of $4.3 million

•                  OUS net revenue of $3.8 million

•                  U.S. net revenue of $0.5 million after accounting for gross to net reductions, primarily related to the Eversense® Bridge Program

•                  U.S. gross revenue was $2.1 million.  Reconciliations of net revenue and net U.S. revenue to gross revenue and U.S. gross revenue, respectively, have been provided in the tables following the financial statements in this press release.  An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures”

•                 Received a finalized national payment rate for the Eversense® CGM System for Medicare beneficiaries through the Part B benefit from the Centers for Medicare and Medicaid Services, expanding coverage of Eversense to Medicare beneficiaries with type 1 or type 2 diabetes on insulin

•                 Reached over 150 million covered lives through additional positive coverage decisions from Humana, Health Care Service Corporation and other health insurance providers

•                 Completed enrollment in the PROMISE 180-day sensor clinical study

•                 Real-world Eversense performance, longitudinal efficacy and multi-year safety data was published in three peer reviewed articles in Diabetes Technology and Therapeutics demonstrating compelling and sustained time in range of 62-64% with wear time in the mid-80s percentage, all with a favorable safety profile

•                  Implemented a restructuring to reduce expenses, strengthen the productivity of our commercial efforts, and extend our ability to build the business and grow revenue

“In the third quarter, we experienced growth in our covered lives, prescriber base and installed patient base,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “We will continue to focus on creating more access to our technology and addressing barriers through innovative initiatives to add to our patient and inserter base.  We have now structured our workforce to focus on these commercial priorities and manage expenses to extend our cash runway. We are confident that our efforts to remove barriers to access combined with recent positive coverage decisions such as those from Humana, HCSC and Medicare will help accelerate market adoption in 2020 and in the future.”

Third Quarter 2019 Results:

In the third quarter of 2019, total revenue, net was $4.3 million, which includes U.S. net revenue of $0.5 million after accounting for gross to net reductions, primarily related to the Eversense Bridge Program and OUS net revenue of $3.8 million, compared to total revenue, net of $5.2 million for the third quarter of 2018.  Gross revenue for the third quarter of 2019 was $5.9 million, including U.S. gross revenue of $2.1 million.

Third quarter 2019 gross profit decreased by $0.8 million year-over-year, to ($3.3) million. The decrease in gross profit was primarily due to lower revenue, net in our OUS region compared to the same period in the prior year.

Third quarter 2019 sales and marketing expenses increased by $3.7 million year-over-year, to $11.6 million. The increase was due primarily to the build out of the salesforce and commercialization efforts in the U.S.

Third quarter 2019 research and development expenses increased by $3.7 million year-over-year, to $11.1 million. The increase in research and development expenses was primarily driven by expenses associated with the 180-day PROMISE clinical study.

Third quarter 2019 general and administrative expenses increased by $0.3 million year-over-year, to $5.4 million.

Net loss was $19.5 million, or $0.10 per share, in the third quarter of 2019, compared to $31.9 million, or $0.18 per share, in the third quarter of 2018.

As of September 30, 2019, cash and cash equivalents were $130.6 million and outstanding indebtedness was $143.6 million. Over $100 million in gross proceeds were raised through a combination of borrowings under a term loan agreement and the issuance of convertible debt and equity in July 2019.

2019 Financial Outlook

Net revenue for full year 2019 (after accounting for the gross to net reductions primarily related to the Eversense Bridge Program) is now expected to be in the range of $20 to $22 million. This compares to the previous guidance of $25 to $30 million. Gross revenue is expected to be in the range of $25 to $27 million for full year 2019.   A reconciliation of net revenue to gross revenue on a forward-looking basis is presented below under the heading “Reconciliation of Forecasted Revenue, Net to Forecasted Gross Revenue.”

Conference Call and Webcast Information

Company management will host a conference call at 4:30 pm (Eastern Time) today, November 12, 2019, to discuss these financial results and recent business developments. This conference call can be accessed live by telephone or through Senseonics’ website.

Live Teleconference Information:	Live Webcast Information: Visit http://www.senseonics.com and select the “Investor Relations” section
Dial in number: 800-309-1256
Entry Number: 532764
International dial in: 786-789-4796

A replay of the call can be accessed on Senseonics’ website http://www.senseonics.com under “Investor Relations.”

About Senseonics

Senseonics Holdings, Inc. is a medical technology company focused on the design, development and commercialization of transformational glucose monitoring products designed to help people with diabetes confidently live their lives with ease. Senseonics’ CGM systems, Eversense® and Eversense® XL, include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user’s smartphone.

Non-GAAP Financial Measures

In accordance with U.S. GAAP, Senseonics reports revenue in its financial statements on a net basis, which takes into account gross to net reductions resulting from discount programs, such as the Eversense Bridge Program. To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP and present total revenue, net, Senseonics is also providing investors with gross revenue and U.S. gross revenue.  These measures do not reflect the gross to net reductions from these discount programs and, accordingly, may be considered to be non-GAAP financial measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and Senseonics’ non-GAAP measures may be different from non-GAAP measures used by other companies.

Senseonics uses these non-GAAP financial measures for financial and operational decision-making. Senseonics’ management believes that these non-GAAP financial measures provide meaningful supplemental information regarding Senseonics’ performance and provide better transparency on the impact of reimbursement and the Eversense Bridge Program. Senseonics believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Senseonics’ performance and when planning, forecasting, and analyzing future periods. For more information on these non-GAAP financial measures, please see the reconciliation of these non-GAAP financial measures to their nearest comparable GAAP measures at the end of this press release.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including statements about Senseonics’ revenue trajectory, reducing the dependence on the Eversense Bridge Program, Senseonics’ growth, Senseonics’ projected net revenue and gross revenue for full year 2019, the ongoing commercialization of Eversense and the potential life-enhancing benefits Eversense offers people with diabetes, the effect of efforts to increase market adoption, the impact of coverage decisions, and other statements containing the words “believe,” “expect,” “intend,” “may,” “projects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties in the development and regulatory approval processes, uncertainties inherent in the commercial launch and commercial expansion of the product, and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2018, Senseonics’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-

looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Investor Contact
Lynn Lewis or Philip Taylor
Investor Relations
415-937-5406
Investors@senseonics.com

Senseonics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$130,580	$136,793
Accounts receivable	2,800	830
Accounts receivable - related parties	3,468	6,267
Inventory, net	19,862	10,231
Prepaid expenses and other current assets	4,862	3,985
Total current assets	161,572	158,106

Deposits and other assets	3,108	117
Property and equipment, net	2,366	1,750
Total assets	$167,046	$159,973

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,253	$4,407
Accrued expenses and other current liabilities	18,705	13,851
Deferred revenue	—	628
Term Loans, current portion	—	10,000
Total current liabilities	21,958	28,886

Term Loans, net of discount and current portion	43,092	4,783
2023 Notes, net of discount	11,529	36,103
2025 Notes, net of discount	35,668	—
Derivative liabilities	26,988	17,091
Other liabilities	2,464	1,849
Total liabilities	141,699	88,712

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value per share; 450,000,000 shares authorized; 203,365,624 and 176,918,381 shares issued and outstanding as of September 30, 2019 and December 31, 2018	203	177
Additional paid-in capital	462,876	428,878
Accumulated deficit	(437,732)	(357,794)
Total stockholders’ equity	25,347	71,261
Total liabilities and stockholders’ equity	$167,046	$159,973

Senseonics Holdings, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue, net	$959	$837	$3,678	$1,768
Revenue, net - related parties	3,360	4,321	8,671	9,960
Total revenue	4,319	5,158	12,349	11,728
Cost of sales	7,659	7,742	23,552	14,889
Gross profit	(3,340)	(2,584)	(11,203)	(3,161)

Expenses:
Sales and marketing expenses	11,560	7,851	38,573	17,469
Research and development expenses	11,076	7,402	28,688	23,805
General and administrative expenses	5,388	5,138	17,321	14,531
Operating loss	(31,364)	(22,975)	(95,785)	(58,966)
Other income (expense), net:
Interest income	519	820	1,556	1,245
Loss on extinguishment of debt	(398)	—	(398)	—
Interest expense	(3,460)	(2,170)	(7,459)	(6,177)
Debt issuance costs	(3,344)	—	(3,344)	—
Change in fair value of derivative liabilities	19,186	(7,513)	26,147	(22,526)
Other expense	(638)	(43)	(655)	(226)
Total other income (expense), net	11,865	(8,906)	15,847	(27,684)

Net loss	(19,499)	(31,881)	(79,938)	(86,650)
Total comprehensive loss	$(19,499)	$(31,881)	$(79,938)	$(86,650)

Basic and diluted net loss per common share	$(0.10)	$(0.18)	$(0.43)	$(0.57)
Basic and diluted weighted-average shares outstanding	197,223,419	176,332,575	183,804,257	150,866,978

Senseonics Holdings, Inc.

Reconciliation of Total Revenue, Net to Gross Revenue

(in thousands)

	For the Three Months Ended September 30, 2019	For the Nine Months Ended September 30, 2019
Revenue, net	$4,319	$12,349
Gross to net reductions	1,604	3,178
Gross revenue	$5,923	$15,527

Senseonics Holdings, Inc.

Reconciliation of U.S. Revenue, Net to U.S. Gross Revenue

(in thousands)

	For the Three Months Ended September 30, 2019	For the Nine Months Ended September 30, 2019
U.S. Revenue, net	$527	$2,441
Gross to net reductions	1,604	3,178
U.S. Gross revenue	$2,131	$5,619

Senseonics Holdings, Inc.

Reconciliation of Forecasted Revenue, Net to Forecasted Gross Revenue

(in millions)

Year Ending December 31, 2019
Revenue, net	$20.0 – 22.0
Gross to net reductions	4.0 – 6.0
Gross revenue	$25.0 – 27.0